Exhibit 5.3

Kutak Rock LLP

234 East Millsap Road, Suite 200, Fayetteville, AR 72703-4099

office 479.973.4200

March 12, 2019

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Re:	Arkansas Guarantors – certain debt securities to be issued by Community Health Systems, Inc. or CHS/Community Health Systems, Inc. pursuant to S-3 registration statement

Ladies and Gentlemen:

We have acted as Arkansas (the “State”) special counsel to the entities identified on Schedule I attached hereto (collectively, the “Arkansas Guarantors”), each organized and existing under the laws of the State of Arkansas, in connection with the Arkansas Guarantors’ proposed guarantees (collectively, the “Debt Guarantees”) of debt securities (collectively, the “Debt Securities”) to be issued from time to time by Community Health Systems, Inc., a Delaware corporation (“Parent”), or CHS/Community Health Systems, Inc., a Delaware corporation (“CHS/CHS” and, together with Parent, the “Issuers”), pursuant to forms of senior and subordinated notes indentures (collectively, the “Indentures”) that were filed with the Securities and Exchange Commission (the “Commission”) as exhibits to the Issuers’ registration statement on Form S-3 (the “Registration Statement”) on or about the date hereof.

As used herein, “State Law” means the laws of the State of Arkansas that an Arkansas lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Arkansas Guarantors; provided that “State Law” does not include any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative decision. We have not examined, and we do not opine, as to the law of any other jurisdiction, whether applicable directly or through State Law. We are not rendering any opinion as to the effect or applicability of any statute, rule, regulation, ordinance, decree or decisional law relating to antitrust, banking, land use, environmental, pension, employee benefit, tax, fraudulent conveyance or transfer, usury, laws governing the legality of investments for regulated entities, regulations T, U or X of the Board of Governors of the Federal Reserve System or any laws, rules, regulations, or administrative decisions of any political subdivision of any state including any county, city, municipality, town or special subdivision, or any applicable telecommunications or other trade-specific regulatory laws. Furthermore, we express no opinion with respect to: compliance with the Securities Act of 1933 (“Securities Act”), antifraud laws, or any other law, rules or regulations relating to securities or the offer and sale thereof; compliance with fiduciary duties by the Issuers or Arkansas Guarantors’ boards of directors or other governing bodies; compliance with safe harbors for disinterested board of director or other governing body approvals; compliance with state securities or blue sky laws; and compliance with the Investment Company Act of 1940 or the Trust Indenture Act of 1939. Our opinion herein is limited to the matters set forth herein in effect on the date hereof. Our opinion herein is limited to the effect on the subject transaction of State Law as in effect on the date hereof. We disclaim

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

any obligation to advise you of any change in law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein. We assume no responsibility regarding the applicability to such transactions, or the effect thereon, of the laws of any other jurisdiction.

In rendering our opinions herein, with your permission we have relied with respect to factual matters, without any independent investigation or verification, upon the Officers’ Certificate (defined below), the certificates of public officials referred to below, and the representations, warranties, and factual statements set forth in the Transaction Documents (defined below). In addition thereto, we have reviewed and relied upon the following:

(i) the organizational documents and instruments of the Arkansas Guarantors described on Exhibit A hereto (the “Organizational Documents”);

(ii) the certificate with respect to various factual matters and corporate documents signed by one or more officers of each of the Arkansas Guarantors and dated on or about the date of this opinion letter and the exhibits/attachments thereto (collectively, the “Officers’ Certificate”);

(iii) the Registration Statement; and

(iv) the forms of Indentures attached as Exhibits to the Registration Statement.

Items (iii) and (iv) above are collectively referenced herein as the “Transaction Documents”. We did not participate in the negotiation or preparation of the Indentures and have not advised CHS/CHS, Parent, the Issuers or the Arkansas Guarantors with respect to such documents or transactions contemplated thereby.

Our opinions herein are subject to the following assumptions, qualifications, limitations, and exclusions in addition to any and all others set forth herein:

(a) In reaching the opinion set forth below, we have assumed, without any investigation, inquiry or review: (i) the genuineness of all signatures, (ii) the authenticity and completeness of all documents submitted to us as originals, (iii) the legal capacity of natural persons executing such documents, (iv) the authenticity and conformity to original documents of documents submitted to us as certified, photostatic, facsimile or electronically transmitted copies, (v) the Transaction Documents comply in all respects with the transaction described in the corporate minutes and resolutions described in the Officer’s Certificate and accurately describe and contain the mutual understanding of the parties, and that there are no written or oral agreements or courses of dealing, conduct, or performance that modify, amend, vary, or revoke, or purport to modify, amend, vary or revoke, all or any portion of the Transaction Documents, and that there has been no waiver of any provision of the Transaction Documents, (vi) the Indentures will be duly delivered for value and for the consideration recited therein or contemplated thereby, (vii) no fraud, duress or mutual mistake of fact exists with relation to the execution, acknowledgement, delivery, performance, recordation or filing of any of the Transaction Documents and any documents related thereto; and (viii) all Transaction Documents have been or will be duly filed, recorded, executed, and delivered, as applicable and to extent necessary for the validity and effectiveness thereof. We have also relied, as to all questions of fact material to this opinion letter, upon the Transaction Documents. We have assumed the accuracy of and have not conducted any independent investigation or review of, or attempted to verify independently, such factual matters and the accuracy or completeness of any representation, warranty, data or any other information, whether written or oral, that may have been made by or on behalf of the parties to any of Transaction Documents, including but not limited to the Officer’s Certificate.

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

(b) To the extent it may be relevant to the opinions expressed herein, we have assumed that the parties to the Transaction Documents, other than the Arkansas Guarantors, have the requisite organizational power and authority to enter into, perform, and file such documents (as applicable) and that such documents have been duly authorized, executed and delivered by, and constitute legal, valid and binding obligations of, such other parties (as applicable).

Subject to the assumptions, exceptions and limitations hereinabove and hereinafter stated, and based upon State Law, it is our opinion that:

(1) Based solely on the certificates of good standing identified on Exhibit A, each Arkansas Guarantor is validly existing and in good standing under State Law.

(2) Each Arkansas Guarantor has the requisite corporate (with respect to those Arkansas Guarantors which are corporations) or limited liability company (with respect to those Arkansas Guarantors which are limited liability companies) power to guarantee the Debt Securities pursuant to the terms of the Indentures and to perform its obligations under the Debt Guarantees.

(3) The Debt Guarantees, upon being duly authorized by all necessary corporate (with respect to those Arkansas Guarantors which are corporations) or limited liability company (with respect to those Arkansas Guarantors which are limited liability companies) action, executed by an authorized signatory and delivered, will be validly authorized, executed, and delivered for corporate (with respect to those Arkansas Guarantors which are corporations) or limited liability company (with respect to those Arkansas Guarantors which are limited liability companies) State Law purposes by each Arkansas Guarantor.

This opinion letter is limited to the matters expressly set forth above, and no opinion is implied or may be inferred beyond the matters expressly so stated. We assume no obligation to advise you of any future changes in the facts or law relating to the matters covered by this opinion letter.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement in accordance with applicable Commission regulations under the Securities Act and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters including, without limitation, any opinions as to the enforceability or effectiveness of the Transaction Documents. We expressly assume that the Transaction Documents, contain typical and customary terms and provisions and that the Indentures, upon execution and delivery, will be enforceable in accordance with their terms. This opinion letter is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

Sincerely,

/S/ KUTAK ROCK LLP

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

Schedule I

Arkansas Guarantors

Name of Arkansas Guarantor	State of Organization
Fort Smith HMA, LLC	AR
MCSA, L.L.C.	AR
QHG of Springdale, Inc.	AR
Triad - El Dorado, Inc.	AR
Van Buren H.M.A., LLC	AR

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

Exhibit A

Organizational Documents

1.	MCSA, L.L.C., an Arkansas limited liability company

A.	Articles of Organization, dated as of February 23, 1996 and certified by the Arkansas Secretary of State as of February 18, 2019;

B.	Third Amended And Restated Limited Liability Company Agreement dated April 1, 2009;

C.

That certain Action by Written Consent in Lieu of a Meeting of the Governing Boards (Boards of Directors, Boards of Managers, Managing Members, Sole Members, and General Partners, as applicable) with respect to such entity and certain other entities, dated March 12, 2019 (the “Written Consent”); and

D.	Certificate of Good Standing issued by the Arkansas Secretary of State on February 27, 2019.

2.	QHG of Springdale, Inc., an Arkansas corporation

A.	Articles of Incorporation, dated October 1, 1998, filed with the Arkansas Secretary of State on October 2, 1998, and certified by the Arkansas Secretary of State as of February 18, 2019;

B.	Undated Bylaws consisting of thirteen pages attached to the Secretary’s Certificate;

C.	The Written Consent; and

D.	Certificate of Good Standing issued by the Arkansas Secretary of State on February 27, 2019.

3.	Triad - El Dorado, Inc., an Arkansas corporation

A.

Articles of Incorporation of Columbia El Dorado, Inc., dated January 25, 1996, filed with the Arkansas Secretary of State on January 30, 1996, and certified by the Arkansas Secretary of State as of February 18, 2019;

B.

Certificate of Amendment of Articles of Incorporation of Columbia El Dorado, Inc. (changing the name of such corporation to Triad - El Dorado, Inc.) dated May 7, 1999, filed with the Arkansas Secretary of State on May 10, 1999, and certified by the Arkansas Secretary of State as of February 18, 2019;

C.	Bylaws dated November 30, 1999;

D.	The Written Consent; and

E.	Certificate of Good Standing issued by the Arkansas Secretary of State on February 27, 2019.

4.	Fort Smith HMA, LLC, an Arkansas limited liability company

A.	Articles of Organization, filed with the Arkansas Secretary of State as of September 28, 2009 and certified by the Arkansas Secretary of State as of February 18, 2019;

B.	Amended and Restated Limited Liability Company Agreement of Fort Smith HMA, L.L.C. dated January 27, 2014;

C.	The Written Consent; and

D.	Certificate of Good Standing issued by the Arkansas Secretary of State on February 27, 2019.

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

5.	Van Buren H.M.A., LLC, an Arkansas limited liability company

A.	Articles of Organization, filed with the Arkansas Secretary of State as of March 13, 2009 and certified by the Arkansas Secretary of State as of February 18, 2019;

B.	Amended and Restated Limited Liability Company Agreement of Van Buren H.M.A., LLC dated January 27, 2014;

C.	The Written Consent; and

D.	Certificate of Good Standing issued by the Arkansas Secretary of State on February 27, 2019.